Exhibit 21.1

LIST OF SUBSIDIARIES OF RHINO RESOURCES, INC.

Entity	Jurisdiction of Formation

CAM Aircraft LLC	Delaware

CAM-BB LLC	Delaware

CAM Coal Trading LLC	Delaware

CAM-Colorado LLC	Delaware

CAM-Kentucky Real Estate LLC	Delaware

CAM Mining LLC	Delaware

CAM-Ohio Real Estate LLC	Delaware

Clinton Stone LLC	Delaware

Deane Mining LLC	Delaware

Eagle Mid Vol LLC	Delaware

Hopedale Mining LLC	Delaware

Leesville Land, LLC	Delaware

McClane Canyon Mining LLC	Delaware

Reserve Holdings LLC	Delaware

Rhino Coalfield Services LLC	Delaware

Rhino Eastern LLC	Delaware

Rhino Energy LLC	Delaware

Rhino Exploration LLC	Delaware

Rhino Northern Holdings LLC	Delaware

Rhino Services LLC	Delaware

Rhino Trucking LLC	Delaware

Rhino Energy WV LLC	Delaware

Rhino Oilfield Services LLC	Delaware

Rockhouse Land LLC	Delaware

Sands Hill Mining LLC	Delaware

Springdale Land, LLC	Delaware

Taylorville Mining LLC	Delaware